Exhibit (d)(3)

VOTING AGREEMENT

This Voting Agreement (hereinafter “Agreement”) is entered into by and between Thomas J. Shaw (hereinafter “Shaw”) and Suzanne M. August (hereinafter “August”), which are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Shaw became the record owner of 11,200,000 shares of Common Stock, no par value (the “Shares”), of Retractable Technologies, Inc. (the “Corporation”) while resident in Texas and married to August; and

WHEREAS, Shaw and August are in the process of pursuing a divorce under the laws of Texas and, as part of that divorce, are simultaneously entering into that certain                                                dated         11/8        , 2006, regarding the division of separate and community property assets of the marital estate; and

WHEREAS, pursuant to such divorce proceedings and related agreements, Shaw is simultaneously transferring 2,800,000 of the Shares to August (the “Settlement Shares”) and will retain 8,400,000 shares (the “Shaw Shares”); and

WHEREAS, pursuant to such divorce proceedings and related agreements, the Parties desire to enter into a simultaneous voting agreement and irrevocable proxy allowing Shaw to vote both the Settlement Shares and the Shaw Shares until such time as August transfers all of the Settlement Shares for value.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth below, and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.             The foregoing recitals are true and correct, they constitute the basis for this Agreement, and they are incorporated into this Agreement for all purposes.

2.             Before exercising their respective voting rights with regard to the Settlement Shares or the Shaw Shares on any matter submitted to a vote of shareholders of the Corporation, the Parties will come to an agreement as to how all of their votes are to be cast.  If the Parties fail to come to an agreement as to the desired vote, they each agree to vote in accordance with the wishes of Shaw.

3.             In consideration for the transfer of 2,800,000 shares to August, Shaw requires and August agrees to simultaneously grant an irrevocable proxy for the Settlement Shares, in the form attached hereto and incorporated herein for all purposes as Exhibit A, to Thomas J. Shaw to attend shareholders’ meetings, vote, execute consents, and otherwise act for August in the same manner and with the same effect as if she were personally present until such time as she transfers any of the Settlement Shares for value as set forth in greater detail in Exhibit A.

4.             Shaw agrees to vote all Settlement Shares and Shaw Shares in any matter requiring a vote of shareholders of the Corporation.

5.             Simultaneously with the execution of this Agreement, the Parties will cause all certificates representing shares subject to this Agreement to bear a legend in substantially the following form: The shares represented by this certificate are subject to the provisions of a Voting Agreement

VOTING AGREEMENT – Page 1 of 3 Pages

executed on       November 8      , 2006, a counterpart of which has been deposited with Retractable Technologies, Inc. at 511 Lobo Lane, Little Elm, Texas 75068-0009, its principal place of business.

6.             This Agreement shall terminate at such time as August has transferred all Settlement Shares for value.  Until such time as all of the Settlement Shares are transferred for value, the Agreement with respect to all Settlement Shares not yet transferred for value and Shaw Shares shall be for an unlimited duration unless sooner terminated in a writing signed by both Parties.

7.             This Agreement and the proxy attached hereto, together with all documents regarding property transfers relating to the divorce, contain the entire agreement between the Parties and supersede any and all prior agreements, arrangements, or understandings between the Parties relating to the subject matter hereof.

8.             It is understood and agreed that, in making this Agreement, the Parties expressly acknowledge that they have not relied upon any statement or representation pertaining to this matter made by either Party or by any person or persons representing them other than those set forth in this Agreement and the attached proxy and that no representations, warranties, or promises of any kind, nature, or character whatsoever have been made, directly or indirectly, to induce them or any of them to execute and carry out the terms of this Agreement.

9.             THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION, OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE).

10.           This Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs and successors.

11.           In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement of this Agreement and this Agreement shall be construed as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

12.           It is understood and the Parties further state that each of them has carefully read this Agreement and knows the contents hereof and has signed the same as his or her own free act.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of November 8, 2006.

/s/Thomas J. Shaw
THOMAS J. SHAW
INDIVIDUALLY

/s/Suzanne M. August
SUZANNE M. AUGUST
INDIVIDUALLY

VOTING AGREEMENT – Page 2 of 3 Pages

EXHIBIT A

IRREVOCABLE PROXY

OF

SUZANNE M. AUGUST

Pursuant to that certain Voting Agreement between myself and Thomas J. Shaw dated as of       November        , 2006 (the “Voting Agreement”), I, Suzanne M. August, as holder of 2,800,000 shares of Common Stock, no par value (the “Settlement Shares”), of Retractable Technologies, Inc. (the “Corporation”), hereby appoint Thomas J. Shaw as my proxy to attend shareholders’ meetings, vote, execute consents, and otherwise act for me in the same manner and with the same effect as if I were personally present until such time as I transfer any of the Settlement Shares for value.  At such time, the proxy to vote the Settlement Shares shall be revoked but only as to such Settlement Shares which have been transferred for value.  Until such time as all of the Settlement Shares are transferred for value, the proxy on the Settlement Shares not yet transferred for value shall be irrevocable.

This proxy is irrevocable and is made and executed pursuant to a Voting Agreement and the divorce proceedings and related agreements identified in the Voting Agreement through which the Settlement Shares were simultaneously obtained by me, as my separate property, and this proxy is given as part of those agreements.

I authorize Thomas J. Shaw to substitute any other person to act under this proxy, to revoke any substitution, and to file this proxy and any substitution or revocation with the Corporation.

November 8, 2006	/s/Suzanne M. August
SUZANNE M. AUGUST

VOTING AGREEMENT – Page 3 of 3 Pages